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EXHIBIT 10.26

December 31, 2001

Wynn Clayton
Vice President, Finance
TenFold Corporation
180 West Election Road, Suite 100
Salt Lake City, Utah 84020

Re: Retention Bonus Letter Agreement

Dear Wynn:

This Retention Bonus Letter Agreement ("Agreement") will set forth the mutual understanding between you and TenFold Corporation (the "Company") regarding your agreement to continue your employment with the Company.

You are currently employed by the Company as its Vice President of Finance. You have reported that another employer has presented you with an employment opportunity. The Company has agreed that it is in its best interest for you to remain in your current position with the Company at least through and including April 30, 2002.

Therefore, for valuable consideration, the sufficiency of which is hereby acknowledged, you and the Company agree as follows:

Subject to your execution of this Agreement, the Company will pay you a one-time, lump sum payment in the amount of one hundred thousand dollars ($100,000.00) (the "Retention Bonus"), reduced by applicable withholdings, which sum shall be paid on or before December 31, 2001.

You agree that you will immediately repay to the Company the Retention Bonus (less actual withholdings) in the event that 1) you voluntarily terminate your employment with the Company for any reason and at any time prior to May 1, 2002, or 2) your employment is terminated for cause by the Company at any time prior to May 1, 2002, or 3) you fail to give the Company one month's prior written notice before terminating your employment with the Company; provided, however, that you are not required to give such notice if the Company fails to meet your scheduled payroll payments during any payroll period subsequent to the date of this agreement. (For avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, you may give one month's notice on or after April 1, 2002 without violating this Agreement. Also, upon your request, the Company may, in its sole discretion, waive this notice requirement.)

For purposes of this Agreement, "termination for cause" means termination of your employment by the Company following the discovery of one or more of the following events, which events occurred after the date of this Agreement and before May 1, 2002: (For avoidance of doubt, unless you have been previously notified otherwise, your performance during the past year represents acceptable conduct in the completion of your duties.)

  a.
  Willful misconduct or gross negligence in the performance of your duties hereunder, including refusal to comply in any material respect with the legal directive of the Company's Chief Financial Officer, so long as such directives are not inconsistent with your position and duties or with published, professional (CPA) ethical standards, and such refusal to comply is not remedied within one (1) business day after receipt of written notice from the Company, which written notice shall state that failure to remedy such conduct may result in termination for cause;

  b.
  Dishonest or fraudulent conduct that materially discredits the Company or is materially detrimental to the Company's reputation, business, operations, or relations with its employees, suppliers or customers;

  c.
  Failure to meet minimum performance standards established by the Company's Chief Financial Officer and set forth in a formal written performance plan, with a minimum two-week period to cure performance deficiencies;

  d.
  Derogatory or disparaging public remarks by you about the Company or any of its directors or officers that materially damages the Company or any of its directors or officers;

  e.
  Conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude with respect to the Company or any of its customers or suppliers;

  f.
  Abuse of alcohol, prescription drugs or controlled substances that has a material adverse impact on your job performance;

  g.
  Any other material breach of this Agreement or any element of the Company's Employee Proprietary Information and Invention Assignment Agreement, which you have previously signed and which remains in full force and effect, including without limitation, any theft or other deliberate misappropriation of the Company's proprietary information; or

  h.
  You die or become totally disabled during the term of this Agreement. For purposes of this Agreement, "totally disabled" means that you are unable as a result of a physical injury or physical or mental illness to participate materially in the Company's business and to perform substantially all of the duties required of you under the terms of this Agreement for an aggregate total of fifteen (15) days (whether consecutive or non-consecutive) during the term hereof. With respect to this paragraph (h) only, the amount to be repaid to the Company in the event you die or become totally disabled will be reduced on a pro-rata basis and calculated by taking the total number of days worked during the period of this Agreement plus any unused vacation and holiday days divided by the total number of work days during the period of this Agreement, which includes April 30, 2002, and then multiplying the result against the Retention Bonus less actual withholding.

Notwithstanding anything in this Agreement to the contrary, the Company agrees that you will have no obligation to repay the Retention Bonus following the discovery of one or more of the following events, provided such events were caused by the Company and occurred after the date of this Agreement and before May 1, 2002:

  a.
  Dishonest or fraudulent conduct by the Company's directors or officers that materially discredits you or is materially detrimental to your business reputation;

  b.
  Derogatory or disparaging public remarks by the Company's directors or officers about you that materially damages you;

  c.
  Failure to meet your scheduled payroll payments during any payroll period prior to May 1, 2002;

  d.
  Reduction of your salary below $100,000 per annum during any payroll period prior to May 1, 2002;

  e.
  Any other material breach of this Agreement by the Company.

You will report to the Company's Chief Financial Officer. You will at all times, and to the best of your ability and experience, loyally and conscientiously perform all of the duties and obligations required of you pursuant to the terms hereof or as directed by the Company's Chief Financial Officer. During the term of your employment relationship with the Company, you further agree that you will not work for any other employer and will therefore devote all of your professional time, attention and effort to the business of the Company, and will use your reasonable best efforts to promote the interests of the Company. For a period of six (6) months following the termination of your employment relationship with the Company, you will not make derogatory or disparaging public remarks about the Company or any of its directors or officers that materially damages the Company or any of its directors or officers.

The Company agrees that after April 30, 2002, the Company must waive the non-solicitation provisions (and any other provisions that restrict third parties from hiring or soliciting a TenFold employee, but not any provision with respect to holding information confidential) in its contracts with third parties who desire to employ you; provided, however, that the Company may withhold such waiver if the Company can demonstrate that your being employed by the third party (rather than your leaving the Company) will have a material adverse effect on the Company's business.

You expressly acknowledge that your employment is and shall continue to be at-will, as defined under applicable law. If your employment terminates for any reason, you shall not be entitled to any payments (except through the effective date of the termination), benefits, damages, award or compensation other than as provided in this Agreement or as required by applicable law. In the event your employment is terminated prior to May 1, 2002, the Company will pay unused vacation and holiday time at a rate equal to your annual base salary at the time of termination, but in no event less than a rate of $100,000 per annum.

You hereby represent that you are not a party to any agreement or contract with any other employer and that you will not, during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. However, you may enter into an agreement for employment after March 31, 2002, provided that such employment does not commence until after April 30, 2002.

You also agree that after you sign this Agreement, you will hold strictly confidential the terms and conditions of this Agreement, except for disclosure to your legal and financial advisors, your spouse and immediate family members, and the company that has presented you with another employment opportunity, each of whom shall be instructed by you to maintain the terms of this Agreement in strict confidence.

In addition, and in consideration for the Retention Bonus offered to you in this Agreement, you, for yourself and all persons claiming by, through or under you, hereby absolutely, irrevocably and unconditionally release the Company and each of its affiliates, employees, officers, directors, shareholders, and agents (collectively "TenFold") from any and all claims against TenFold whatsoever which you had, have, or may have with respect to any period prior to the date of this Agreement, directly or indirectly arising from or relating to your employment relationship with TenFold, including, but not limited to, any claim relating to any and all liabilities, debts, demands, contracts, promises, agreements, claims, causes of action, injuries, costs, attorneys' fees, salary, compensation, benefits (not including unused vacation or holiday time) and/or damages or any kind or character arising under or from any state or federal statute, local ordinance or common law.

Likewise, in consideration for your staying with the Company at least through and including April 30, 2002, the Company and any entities claiming by, through or under the Company, hereby absolutely, irrevocably and unconditionally release you from any and all claims whatsoever which the Company had, has, or may have with respect to any period prior to the date of this Agreement, directly or indirectly arising from or relating to TenFold's employment relationship with you, including, but not limited to, any claim relating to any and all liabilities, debts, demands, contracts, promises, agreements, claims, causes of action, injuries, costs, attorneys' fees, salary, compensation, benefits and/or damages or any kind or character arising under or from any state or federal statute, local ordinance or common law.

This Agreement and the Employee Proprietary Information and Invention Assignment Agreement set forth the entire agreement of the Company and you with respect to the subject matter hereof and supersede and replace all prior negotiations, agreements, or representations, whether written or oral.

(The Company will provide you with a copy of any documents referred to in this Agreement upon reasonable demand.) The validity, interpretation, construction and performance of this Agreement will be governed by Utah law. In the event of a claim or dispute arising under this Agreement, the parties agree to first meet and attempt to resolve such claim or dispute in good faith. If the parties are unable to agree upon a satisfactory resolution of the dispute, the parties will submit the dispute to binding arbitration, which will be held in Salt Lake County, Utah in accordance with the rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such arbitration shall be entitled to recover its reasonable costs, disbursements and attorneys' fees from the non-prevailing party.

Finally, you acknowledge that you (1) have consulted with an attorney regarding this Agreement before agreeing to and signing it, (2) have read and fully understand the language and meaning of this Agreement, (3) have executed this Agreement voluntarily and of your own free will, and (4) are knowingly and voluntarily releasing and waiving all claims you may have against TenFold.

To confirm your understanding and acceptance of the terms and conditions of this Agreement, please sign below and return the signed copy of this Agreement to me.

Sincerely,

John M. Ames
Senior VP and CFO

cc:	Nancy Harvey, President and CEO Jonathan Johnson, Sr. VP and General Counsel
Agreed to and accepted by:
Wynn Clayton

Signature	Date

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